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                                    FINANCO, INC.
                                  535 Madison Avenue
                               New York, New York 10022



                                   January 29, 1997


Prime Retail, L.P.
100 East Pratt Street, 19th Floor
Baltimore, MD 21202

    Attention:     Abraham Rosenthal
                   Prime Retail, Inc.
                   Chief Executive Officer

Dear Sirs:

This will set forth the understanding and agreement between Financo, Inc., a Delaware corporation ("Financo") and Prime Retail, L.P. (the "Company") as follows:

1. The Company hereby engages Financo as the Company's sole and exclusive agent for the purpose of (a) assisting the Company in developing a Discount Furniture Outlet (as described below) (herein referred to as the "Concept"); (b) advising the Company concerning alternatives for development of the Concept, including funding; (c) identifying opportunities for an investment in the Concept, either directly or through an investment in the Company (an "Investment", as defined in paragraph 3 below); (d) advising the Company concerning opportunities for such an Investment, whether or not identified by Financo; and (e) as requested by the Company, participating on the Company's behalf in negotiations concerning such an Investment. The Company may refuse to discuss or negotiate an Investment with any party for any reason whatsoever and may terminate negotiations with any party at any time. The Company shall have the right to effect the transactions contemplated hereby through another entity formed (in whole or in part) by the Company or to assign any and all of its rights and obligations under this Agreement to any third party, provided that the Company shall remain liable for payment of any Success Fee (as defined in paragraph 6(b)) and reimbursable expenses of Financo payable hereunder.

    For the purposes of this Agreement, the preliminary description of the Concept is as follows:

    Discount Furniture Outlet. This retail store's merchandise categories would include nationally recognized name brand furniture and accessories, including case goods, upholstery, mattresses, rugs, lighting and decorative and wall accessories. The store would offer both stock and special order products at approximately 25% to 50% off retail. The store size would possibly range between 25,000 and 40,000 gross square feet.



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Prime Retail, L.P.
January 29, 1997
Page 2

2. Financo hereby accepts the engagement described in paragraph 1 and, in the connection, agrees to:

    (a) assist in the preparation of a business plan/descriptive memorandum concerning the Concept, including descriptive information on the Company, which plan/memorandum shall not be made available to or used in discussions with prospective investors in the Concept until both it and its use for that purpose have been approved by the Company;

    (b) develop, update and review with the Company on an ongoing basis a list of parties which might be interested in investing in the Concept (the "List") and contact only parties on the List that the Company consents to in advance; and

    (c) consult with and advise the Company concerning opportunities for effecting an Investment that have been identified by Financo or others and, if so requested by the Company, participate on the Company's behalf in negotiations for an Investment.

3. For the purposes of this Agreement, an "Investment" shall mean any transaction constituting the purchase by a third party of any security (including without limitation equity, debt or convertible securities, and any warrants or options to purchase the same) issued for the purpose of financing of the Concept or any material loan made by a third party solely relating to the financing of the Concept.

4. The Company shall (a) furnish to Financo the names of all parties, if any, with whom it has had, prior to the date hereof, or has, at any time during the term of Financo's engagement hereunder, discussion or contacts concerning an Investment (such parties' names shall be hereby deemed to have been added to the List); and (b) make available to Financo all information concerning the business, assets, operations and financial condition of the Company that Financo reasonably requests, and which the Company reasonably believes is necessary, for Financo to perform its obligations hereunder. The Company recognizes and confirms that, in advising the Company and in completing its engagement hereunder, Financo is using and relying on information, data, and material furnished to it by the Company and other parties. It is understood that, in performing under this Agreement, Financo may assume and rely upon the accuracy and completeness of, but has not assumed any responsibility for independent verification of, such information, data and material so furnished.

5. Financo shall be engaged hereunder from the date hereof until this Agreement is terminated in accordance with the terms set forth below. Subject to the provisions of paragraphs 6 through 11, which shall survive any termination of this Agreement and/or the completion of Financo's engagement hereunder, either party may terminate Financo's engagement hereunder at any time by giving the other party at least 10 business days' prior written notice.


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Prime Retail, L.P.
January 29, 1997
Page 3

    Within 10 business days after the effective date of any termination, Financo will deliver to the Company a copy of the List as then constituted.

6. As total and complete compensation for the services rendered by Financo hereunder, the Company shall pay Financo as follows:

    (a) A retainer of $50,000 for the Concept development project contemplated herein shall be paid to Financo by the Company (the "Retainer Fee") upon execution of this Agreement. A Retainer Fee shall be credited against any success fee paid relating to the creation/funding of the Concept, pursuant to paragraph 6(b) below. In the event Financo terminates this Agreement pursuant to the terms of paragraph 5 above within 45 days of the date hereof, Financo shall remit the Retainer Fee paid hereunder to the Company, less any unreimbursed out-of-pocket expenses incurred by Financo prior thereto.

    (b)  If either:

         (i) an Investment occurs either (A) during the term of this Agreement or prior to the termination of this Agreement by Financo, or (B) at any time during a period of 12 months following the effective date of the Company's termination of Financo's engagement hereunder where the investor is a party either named on the List or with whom the Company had material discussions concerning an Investment during the term of Financo's engagement hereunder; or

         (ii) the Concept based on a business plan prepared by Financo and the Company is developed/created by the Company on its own or in concert with another party and is implemented either (A) during the term of this Agreement or prior to the termination of this Agreement by Financo or (B) at any time during a period of 18 months following the effective date of the Company's termination of Financo's engagement hereunder (such implementation to be evidenced by the earlier of (x) the execution of an agreement with a third party concerning the Concept, (y) the consummation of a funding for the Concept, or (z) the opening by the Company of an outlet store based on the Concept);

         then the Company shall (1) pay Financo a fee equal to $250,000 (the "Success Fee") and (2) grant Financo, free and clear of any encumbrances, 10 year options (the "Financo Options") to acquire five percent of the "fully-diluted number of shares" (as defined below) of common stock outstanding at the time of the exercise of Financo Options of the "ConceptCo" (as defined below).



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Prime Retail, L.P.
January 29, 1997
Page 4


         A "ConceptCo" shall mean whatever entity is created to fund and hold the Concept. The "fully Diluted number of shares" of common stock of a ConceptCo shall mean (i) the number of shares of common stock outstanding at the time of the exercise of Financo Options, plus
         (ii) the number of shares of common stock of ConceptCo that would be issued if you assume the exercise or conversion (or the like) of any and all options (including the Financo Options), warrants, convertible securities or the like that have been issued by ConceptCo and are still outstanding at the time of Financo's exercise of its Financo Options. The Financo Options shall expire ten years from the date of their delivery to Financo, and the aggregate exercise price of all Financo Options shall equal five percent (5%) of the dollar value of the total equity value of ConceptCo immediately after the Investment or initial funding of the ConceptCo. If the Concept is financed by a direct investment in the Company -- instead of through the capitalization of a separate entity -- then the Financo Options shall be issued as options to purchase interests in the Company, where the aggregate exercise price would be as stated above, but where the percentage of the Company acquirable through such exercise would be determined by the ratio of the exercise price to the public market price of the Company's publicly-traded securities at the time of such exercise.

    (c) Compensation which is payable to Financo pursuant to this paragraph 6 shall be paid by the Company to Financo at the closing of an Investment, and in the case of the cash portion of the fee, by wire transfer or check payable in immediately available funds.


    The Company and Financo each represents that neither has made any agreement with any brokers, representatives or other persons pursuant to which such persons would have an interest in compensation due from the Company to Financo in connection with any transaction contemplated herein; provided that Financo has retained Carl Levine, a furniture industry consultant, to assist Financo hereunder, and Mr. Levine will be compensated solely by Financo.

7. The Company shall reimburse Financo, on a monthly basis in arrears, for Financo's reasonable out-of-pocket expenses incurred in connection with or arising out of Financo's activities under or contemplated by this Agreement during such preceding month; provided that any such out-of-pocket expense that is individually in excess of $1500 shall require the approval of the Company. Out-of-pocket expenses shall include, but not be limited to, travel and lodging expenses, outside database charges, overtime or outside word processing charges, communication charges, courier services and other necessary and reasonable expenses.

8. Financo will act under this Agreement as an independent contractor with duties solely to the Company. The Company expressly acknowledges that the Company's engagement of

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Prime Retail, L.P.
January 29, 1997
Page 5


    Financo is not intended to confer rights upon any person not a party hereto, including shareholders, employees or creditors of the Company, as against Financo, Financo's affiliates or their respective directors, officers, agents and employees or each other person, if any, controlling Financo or any of its affiliates. No one other than the senior officers of the Company is authorized to rely upon this engagement of Financo or any statements by or advice or conduct of Financo. Except as otherwise required by applicable law, (i) any advice to be provided by Financo under this Agreement shall not be disclosed publicly or made available to third parties by the Company without prior written approval of Financo, except as provided in the next sentence and (ii) all confidential or proprietary information furnished by the Company to Financo shall not be disclosed publicly or made available to third parties by Financo without prior written approval of the Company. Notwithstanding the foregoing, the Company may disclose written materials, reports or other written work product of Financo ("Written Work Product") to third parties if, and only if, (A) such Written Work Product is identified as being confidential and such third party specifically agrees to maintain the confidentiality of the contents of such Written Work Product and the identity of Financo, (B) the Company shall be responsible for insuring that such Written Work Product shall have attached thereto a disclaimer (whose content shall be determined by Financo in its sole reasonable discretion) that shall state, inter alia, that Financo makes no representation as to the accuracy or completeness of any information contained in the Written Work Product and that the recipient may not rely in any manner on the contents of such Written Work Product, and (C) the Company shall provide prompt written notice to Financo identifying the name of any such third party to whom the Company delivers Written Work Product.

9. Financo agrees that Financo shall have no right to place advertisements in financial and other newspapers and journals, describing its services to the Company hereunder, without the prior written consent of the Company.

10. This Agreement shall be deemed to have been made in the State of New York. This Agreement and all controversies arising from or relating to performance under this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's rules concerning conflicts of laws. The Company hereby irrevocably consents to personal jurisdiction and venue in any federal court located within the County of New York, New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the agreements or transactions contemplated hereby, which is brought by or against the Company, and hereby agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The Company hereby consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its address set forth above, such service to become effective ten (10) days after mailing.
    ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING
    OUT OF

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Prime Retail, L.P.
January 29, 1997
Page 6


    THIS AGREEMENT OR CONDUCT IN CONNECTION WITH THIS ENGAGEMENT IS HEREBY
    WAIVED.

11. This letter shall constitute the entire agreement between the parties hereto. This Agreement shall remain in full force and effect following completion or termination of Financo's engagement hereunder and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and Financo. This Agreement may be executed via facsimile transmission and may be executed in separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single instrument. This Agreement may not be amended or modified except in writing. The foregoing Agreement shall be in addition to any rights that Financo may have at common law or otherwise.

                               [signature page follows]


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Prime Retail, L.P.
January 29, 1997
Page 7


If the foregoing correctly sets forth the understanding and agreement between Financo and the Company, please sign in the space indicated below.


                                  FINANCO, INC.


                                  By:  /s/ Joshua Goldberg
                                       -----------------------------

                                  Its: Managing Director
                                       -----------------------------


ACCEPTED AND AGREED TO:

PRIME RETAIL, L.P.

By: Prime Retail, Inc.,
    its General Partner


    By:  /s/  William H. Carpenter, Jr.
         ------------------------------

    Its: President
         ------------------------------